SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)


                      Windmere-Durable Holdings, Inc.
                              (Name of Issuer)



                   Common Stock, Par Value $.10 Per Share
                       (Title of Class of Securities)



                                 973411101
                               (CUSIP NUMBER)



                                May 4, 1999
          (Date of Event Which Requires Filing of This Statement)
-------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|  Rule 13D-1(B)

|X|  Rule 13D-1(C)

|_|  Rule 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Walter Scheuer

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |X|
                                                                 (b)  |_|
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF                 5  SOLE VOTING POWER
     SHARES                      179,000 shares*
  BENEFICIALLY
    OWNED BY                  6  SHARED VOTING POWER
      EACH                       733,000 SHARES*
    REPORTING
     PERSON                   7  SOLE DISPOSITIVE POWER
      WITH                       179,000 shares*

                              8  SHARED DISPOSITIVE POWER
                                 733,000 shares*

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      912,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      4.1%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 66,500 shares.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ruth Scheuer

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF                 5  SOLE VOTING POWER
     SHARES
  BENEFICIALLY                6  SHARED VOTING POWER
    OWNED BY                     3,000 shares*
      EACH
    REPORTING                 7  SOLE DISPOSITIVE POWER
     PERSON
      WITH
                              8  SHARED DISPOSITIVE POWER
                                 3,000 shares*

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.01%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Hopewell Partners

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

    NUMBER OF                    5  SOLE VOTING POWER
     SHARES                         164,000 shares*
  BENEFICIALLY
    OWNED BY                     6  SHARED VOTING POWER
      EACH
    REPORTING                    7  SOLE DISPOSITIVE POWER
     PERSON                         164,000 shares*
      WITH
                                 8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      164,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.7%

12    TYPE OF REPORTING PERSON
      PN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.


CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wayne S. Reisner

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF                 5  SOLE VOTING POWER
     SHARES                      15,000 shares*
  BENEFICIALLY
    OWNED BY                  6  SHARED VOTING POWER
      EACH                       800,300 shares*
    REPORTING
     PERSON                   7  SOLE DISPOSITIVE POWER
      WITH                       15,000 shares*

                              8  SHARED DISPOSITIVE POWER
                                 800,300 shares*

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      815,300 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.7%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Richard Kaufman

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF                 5  SOLE VOTING POWER
     SHARES
  BENEFICIALLY                6  SHARED VOTING POWER
    OWNED BY                     1,129,400 SHARES*
      EACH
    REPORTING                 7  SOLE DISPOSITIVE POWER
     PERSON
      WITH
                              8  SHARED DISPOSITIVE POWER
                                 1,129,400 shares*

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,129,400 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.1%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial Ownership is disclaimed pursuant to Rule 13d-4.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 12-11-51

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  38,500 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  38,500 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      38,500 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.17%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 5-18-54

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   112,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   112,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      112,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.50%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO David Scheuer dated 5-19-61

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  |X|
                                                                      (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  12,700 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  12,700 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,700 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.06%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeffrey Scheuer dated 5-18-54

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   105,700 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   105,700 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      105,700 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.48%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeffrey Scheuer dated 6-10-54

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  5,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  5,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.02%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeffrey Scheuer dated 5-19-61

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   4,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   4,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.02%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Susan Scheuer dated 12-30-60

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   6,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   6,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.03%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Judith Scheuer dated 12-17-59

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   8,500 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   8,500 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,500 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.04%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101



1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Abigail Lipnick dated 4-13-92

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF           5  SOLE VOTING POWER
     SHARES                25,000 shares*
  BENEFICIALLY
    OWNED BY            6  SHARED VOTING POWER
      EACH
    REPORTING           7  SOLE DISPOSITIVE POWER
     PERSON                25,000 shares*
      WITH
                        8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      25,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.11%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Daniella Eve Lipnick dated 10-09-90

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  35,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  35,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      35,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.16%

12    TYPE OF REPORTING PERSON
      OO

-----------------
*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Jeremy Scheuer dated 4-20-88

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |X|
                                                                   (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF               5  SOLE VOTING POWER
     SHARES                    41,000 shares*
  BENEFICIALLY
    OWNED BY                6  SHARED VOTING POWER
      EACH
    REPORTING               7  SOLE DISPOSITIVE POWER
     PERSON                    41,000 shares*
      WITH
                            8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      41,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.20%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Winifred Scheuer dated 12-20-84

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   62,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   62,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      62,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.28%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Walter Scheuer November Charitable Trust dated 11-29-83

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  157,900 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  157,900 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      157,900 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.71%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Walter Scheuer 1993 Charitable Remainder Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF            5  SOLE VOTING POWER
     SHARES                 208,000 shares*
  BENEFICIALLY
    OWNED BY             6  SHARED VOTING POWER
      EACH
    REPORTING            7  SOLE DISPOSITIVE POWER
     PERSON                 208,000 shares*
      WITH
                         8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      208,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.94%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The David Scheuer 1993 Charitable Remainder Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  15,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  15,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      15,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.07%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Jeffrey Scheuer 1993 Charitable Remainder Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  24,500 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  24,500 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      24,500 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.11%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Susan Scheuer 1993 Charitable Remainder Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF               5  SOLE VOTING POWER
     SHARES                    23,600 shares*
  BENEFICIALLY
    OWNED BY                6  SHARED VOTING POWER
      EACH
    REPORTING               7  SOLE DISPOSITIVE POWER
     PERSON                    23,600 shares*
      WITH
                            8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      23,600 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.11%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Judith Scheuer 1993 Charitable Remainder Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |X|
                                                                   (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF               5  SOLE VOTING POWER
     SHARES                    21,000 shares*
  BENEFICIALLY
    OWNED BY                6  SHARED VOTING POWER
      EACH
    REPORTING               7  SOLE DISPOSITIVE POWER
     PERSON                    21,000 shares*
      WITH
                            8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.10%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Marcelle Halpern

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  15,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  15,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      15,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.07%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The 1998 Rachel Mellicker 2503(c) Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |X|
                                                                   (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   10,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   10,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.05%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mark Halpern

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                  (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF            5  SOLE VOTING POWER
     SHARES                 7,000 shares*
  BENEFICIALLY
    OWNED BY             6  SHARED VOTING POWER
      EACH
    REPORTING            7  SOLE DISPOSITIVE POWER
     PERSON                 7,000 shares*
      WITH
                         8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.03%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The 1998 Noah Lipnick 2503(c) Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |X|
                                                                     (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  10,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  10,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.05%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Judith Scheuer and Joseph Mellicker

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF           5  SOLE VOTING POWER
     SHARES                4,000 shares*
  BENEFICIALLY
    OWNED BY            6  SHARED VOTING POWER
      EACH
    REPORTING           7  SOLE DISPOSITIVE POWER
     PERSON                4,000 shares*
      WITH
                        8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.02%

12    TYPE OF REPORTING PERSON
      IN

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Samuel Henry Mellicker dated 12-28-95

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF            5  SOLE VOTING POWER
     SHARES                 4,500 shares*
  BENEFICIALLY
    OWNED BY             6  SHARED VOTING POWER
      EACH
    REPORTING            7  SOLE DISPOSITIVE POWER
     PERSON                 4,500 shares*
      WITH
                         8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,500 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.02%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scheuer Grandchildren Trust

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|
3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

    NUMBER OF            5  SOLE VOTING POWER
     SHARES                 18,000 shares*
  BENEFICIALLY
    OWNED BY             6  SHARED VOTING POWER
      EACH
    REPORTING            7  SOLE DISPOSITIVE POWER
     PERSON                 18,000 shares*
      WITH
                         8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      18,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.08%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Walter Scheuer dated 6-1-26

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  |X|
                                                                   (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF             5  SOLE VOTING POWER
     SHARES                  15,000 shares*
  BENEFICIALLY
    OWNED BY              6  SHARED VOTING POWER
      EACH
    REPORTING             7  SOLE DISPOSITIVE POWER
     PERSON                  15,000 shares*
      WITH
                          8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      15,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.07%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Trust FBO Madi Hodbey Brailsford

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

    NUMBER OF              5  SOLE VOTING POWER
     SHARES                   4,000 shares*
  BENEFICIALLY
    OWNED BY               6  SHARED VOTING POWER
      EACH
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   4,000 shares*
      WITH
                           8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.02%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 973411101


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1161918 Ontario Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |X|
                                                                    (b)  |_|

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Canada

    NUMBER OF            5  SOLE VOTING POWER
     SHARES                 3,000 shares*
  BENEFICIALLY
    OWNED BY             6  SHARED VOTING POWER
      EACH
    REPORTING            7  SOLE DISPOSITIVE POWER
     PERSON                 3,000 shares*
      WITH
                         8  SHARED DISPOSITIVE POWER

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,000 shares*

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |_|
      SHARES

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.01%

12    TYPE OF REPORTING PERSON
      OO

-----------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



           This Schedule 13G is being filed pursuant to the provision for filing on Schedule 13G by certain passive investors contained in Rule 13d-1(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Schedule 13G is being filed in fulfillment of the Reporting Persons' reporting obligations under Section 13(d) of the Exchange Act and the rules promulgated thereunder.

Item 1(a). Name of Issuer:

      Windmere-Durable Holdings, Inc. ("Windmere")

Item 1(b). Address of Issuer's Principal Executive Offices:

      5980 Miami Lakes Drive
      Miami Lakes, Florida  33014

Item 2(a). Names of Persons Filing:

           This Schedule 13G is being jointly filed by Walter Scheuer, Ruth Scheuer, Judith Scheuer and Joseph Mellicker, Hopewell Partners, a New York limited partnership ("Hopewell"), Wayne S. Reisner, Richard Kaufman, Dr. Mark Halpern and 1161918 Ontario, Inc, a corporation organized and existing under the laws of the province of Ontario and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of common stock, par value $.10 per share, of Windmere ("Windmere Common Stock") which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

Item 2(b). Address of Principal Business Office or, if None, Residence:

      The principal business address of each of the Reporting Persons is:

      c/o Walter Scheuer
      635 Madison Avenue
      New York, New York 10022

Item 2(c). Citizenship:

           Each of the individual Reporting Persons is a citizen of the United States. Hopewell and all of the Trusts were organized in the United States. 1161918 Ontario, Inc. is a corporation organized and existing under the laws of the province of Ontario.

Item 2(d). Title of Class of Securities:

      Common Stock, par value $.10 per share

Item 2(e). CUSIP Number:

      973411101

Item 3. If this statement is filed pursuant to Rule 13D-1(b), or 13D-2(b) or (c), check whether the person filing is a:

      Not applicable.

           If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.    Ownership.

           The Reporting Persons, in the aggregate, own 1,341,400 shares, or 6.1% of Windmere Common Stock. Information concerning the number and percentage of shares of Windmere Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 34 of this Schedule 13G. Shares reported as beneficially owned by each of Walter Scheuer and Richard Kaufman include 112,000 shares of Windmere Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Messrs. Scheuer and Kaufman constitute the investment committee of Sterling and, accordingly, share the power to vote and dispose of such shares.

Item 5.    Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6.    Ownership of More Than Five Percent On Behalf of Another
           Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

      Not applicable.

Item 8.    Identification and Classification of Members of the Group.

      Not applicable.

Item 9.    Notice of Dissolution of Group.

      Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 13, 1999


                              /s/ Walter Scheuer
                              ------------------------
                              Walter Scheuer (1)(2)


                              /s/ Wayne S. Reisner
                              ------------------------
                              Wayne S. Reisner (3)


                              /s/ Richard Kaufman
                              ------------------------
                              Richard Kaufman (4)


                              /s/ Walter Scheuer
                              ------------------------
                              Hopewell Partners
                              by Walter Scheuer,
                              General Partner



--------------
(1)   Individually, and as Trustee for the following Trusts:
        Trust for the Benefit of David Scheuer dated 12-11-51
        Trust for the Benefit of David Scheuer dated 5-18-54
        Trust for the Benefit of David Scheuer dated 5-19-61
        Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
        Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
        Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
        Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
        The 1993 Jeffrey Scheuer Charitable Remainder Trust
        The 1993 Susan Scheuer Charitable Remainder Trust
        The 1993 Judith Scheuer Charitable Remainder Trust
        Trust for the Benefit of Susan Scheuer dated 12-30-60
        Trust for the Benefit of Judith Scheuer dated 12-17-59
        Trust for the Benefit of Marcelle P. Halpern
        Trust for the Benefit of Madi Hodbey Brailsford

(2)  As attorney-in-fact for:
       Marge Scheuer
       Judith Scheuer
       Dr. Halpern

(3)  As a Trustee for the following Trusts:
       The Walter Scheuer 1993 Charitable Remainder Trust
       Trust for the Benefit of Walter Scheuer dated 6-1-26

     As attorney-in-fact for:
       1161918 Ontario Inc.

(4)  As Trustee for the following Trusts:
       Walter Scheuer November Charitable Trust dated 11-29-83
       Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
       The 1998 Noah Lipnick 2503(c) Trust

     As attorney-in-fact for the Trustee for:
       Scheuer Grandchildren Trust

     As attorney-in-fact for:
       Ruth Scheuer



                                  EXHIBITS


Exhibit           Description                                      Page No.
-------           -----------                                      --------

A        Identification of Certain Trusts                             41

B        Statement With Respect to Joint Filing of Schedule 13G       44




                                                               EXHIBIT A


                      IDENTIFICATION OF CERTAIN TRUSTS


Trust for the Benefit of David Scheuer dated 12-11-51
      Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of David Scheuer dated 5-18-54
      Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of David Scheuer dated 5-19-61
      Walter Scheuer, Marge P. Scheuer, David Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
      Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Susan Scheuer dated 12-30-60
      Walter Scheuer, Marge P. Scheuer, Susan Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Judith Scheuer dated 12-17-59
      Walter Scheuer, Marge P. Scheuer, Judith Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
      Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
      Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
      Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92
      Walter Scheuer, Susan Scheuer, Jonathan Lipnick, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022.

Walter Scheuer November Charitable Trust dated 11-29-83
      Marge P. Scheuer and Richard Kaufman, Trustees c/o Marge P. Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Walter Scheuer Charitable Remainder Trust
      Marge Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 David Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Jeffrey Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Susan Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Judith Scheuer Charitable Remainder Trust
      Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Marcelle P. Halpern
      Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
      Joseph Mellicker, Judith Scheuer and Richard Kaufman, Trustees c/o Richard Kaufman, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Walter Scheuer dated 6-1-26
      Wayne Reisner, Trustee, c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Madi Hodbey Brailsford
      Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Scheuer Grandchildren Trust
      Marge P. Scheuer, Trustee c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Rachel Mellicker 2503(c) Trust
      Richard Kaufman, Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Noah Lipnick 2503(c) Trust
      Richard Kaufman, Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022




                                                                    EXHIBIT B

            JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)


      This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by
Section 13(d) of the Exchange Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, par value $.10 per share, of Windmere-Durable Holdings, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of May, 1999.


                       /s/ Walter Scheuer
                       -------------------------
                       Walter Scheuer (1)(2)


                       /s/ Wayne S. Reisner
                       -------------------------
                       Wayne S. Reisner (3)


                       /s/ Richard Kaufman
                       -------------------------
                       Richard Kaufman (4)


                       /s/ Walter Scheuer
                       -------------------------
                       Hopewell Partners
                       by Walter Scheuer,
                       General Partner




--------------
(1)   Individually, and as Trustee for the following Trusts:
        Trust for the Benefit of David Scheuer dated 12-11-51
        Trust for the Benefit of David Scheuer dated 5-18-54
        Trust for the Benefit of David Scheuer dated 5-19-61
        Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
        Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
        Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
        Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
        The 1993 Jeffrey Scheuer Charitable Remainder Trust
        The 1993 Susan Scheuer Charitable Remainder Trust
        The 1993 Judith Scheuer Charitable Remainder Trust
        Trust for the Benefit of Susan Scheuer dated 12-30-60
        Trust for the Benefit of Judith Scheuer dated 12-17-59
        Trust for the Benefit of Marcelle P. Halpern
        Trust for the Benefit of Madi Hodbey Brailsford

(2)  As attorney-in-fact for:
       Marge Scheuer
       Judith Scheuer
       Dr. Halpern


(3)  As a Trustee for the following Trusts:
       The Walter Scheuer 1993 Charitable Remainder Trust
       Trust for the Benefit of Walter Scheuer dated 6-1-26

     As attorney-in-fact for:
       1161918 Ontario, Inc.

(4)  As Trustee for the following Trusts:
       Walter Scheuer November Charitable Trust dated 11-29-83
       Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
       The 1998 Noah Lipnick 2503(c) Trust

     As attorney-in-fact for the Trustee for:
       Scheuer Grandchildren Trust

     As attorney-in-fact for:
       Ruth Scheuer